FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2011 RESULTS

COLUMBUS, Ohio – May 5, 2011 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the first quarter ended March 31, 2011.

Core Molding Technologies recorded net income for the first quarter of 2011 of $2,269,000, or $0.33 per basic and $0.31 per diluted share, compared with a net loss of $137,000, or $.02 per basic and diluted share in the first quarter of 2010. Total net sales for the first quarter of 2011 were $28,989,000, compared with $20,442,000 in the same quarter of 2010. The Company’s product sales increased 47% to $28,974,000, from $19,696,000 for the same period in 2010. The increase in sales is primarily due to higher demand from the Company’s North American medium and heavy-duty truck customers.

“We are very pleased with the results of our first quarter which set a new earnings per share record for our Company,” said Kevin L. Barnett, President and Chief Executive Officer. “The markets we serve have continued to strengthen over the fourth quarter of 2010 and look promising going forward,” Barnett continued.

“For the quarter, our operations did a good job of ramping up to meet growing demand. Our margins improved as we were more efficient and we managed to offset rising raw material costs. We have also continued to focus our efforts on strengthening our organization and expanding our markets,” Barnett added.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at .

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2010 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Statement of Operations
(in thousands, except per share data)

	Three Months Ended
	3/31/11	3/31/10
	(Unaudited)	(Unaudited)
Product Sales	$28,974	$19,696
Tooling Sales	15	746

Net Sales	28,989	20,442
Cost of Sales	22,397	16,358

Gross Margin	6,592	4,084
Selling, General and Admin. Expense	2,923	2,326

Operating Income	3,669	1,758
Interest Expense – net	181	420

Income before Taxes	3,488	1,338
Income Tax Expense	1,219	1,475

Net Income (loss)	$2,269	$(137)

Net Income (loss) per Common Share
Basic	$0.33	$(0.02)

Diluted	$0.31	$(0.02)

Weighted Average Shares Outstanding:
Basic	6,892	6,800

Diluted	7,241	6,800

Condensed Balance Sheet

(in thousands)
	As of	As of
	3/31/11	12/31/10

	(Unaudited)
Assets

Cash	$378	$5,657
Accounts Receivable	18,974	14,746
Inventories	9,533	8,409
Other Current Assets	3,625	3,266
Property, Plant & Equipment – net	42,755	43,343
Deferred Tax Asset – net	2,519	2,520
Other Assets	1,119	1,121

Total Assets	$78,903	$79,062

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$4,059	$4,151
Accounts Payable	6,221	6,488
Compensation and Related Benefits	3,510	3,679
Accrued Liabilities and Other	2,187	1,910
Long-term Debt and Interest Rate Swaps	11,636	13,932
Post Retirement Benefits Liability	10,860	10,837
Stockholders’ Equity	40,430	38,065

Total Liabilities and Stockholders’ Equity	$78,903	$79,062